Exhibit 10.9

EMPLOYMENT AGREEMENT

To:	J. Todd Warner
From:	Mike Traina, CEO Mercer Staffing
Date:	February 16, 2005
Position:	National Sales Director

Mercer Staffing (“MS”) hereby makes an offer of employment pursuant to this Employment Agreement (“Agreement”) to J. Todd Warner (“Employee”) as the National Sales Director (“NSD”) for Mercer Staffing. The NSD position is a full time position based in our office at Doylestown Office. The job shall report to the CEO.

Summary of Responsibilities:

The National Sales Director shall be responsible for all sales and new business development for Mercer Staffing. The Employee shall perform the following duties:

•	Oversee the sales force

•	Manage and monitor performance of sales representatives and account executives

•	Train sales representatives and account executives in sales techniques, goal setting, growth strategies, and business development

•	Hire, recruit and train sales force

•	Identify locations for new offices and open of new offices

•	Develop marketing and branding strategy

•	Participate in Executive Team meetings with CEO, President, CFO, and other requested representatives

•	Operational projects as assigned by CEO

•	All other duties as assigned by CEO

Qualifications:

•	College degree,

•	Computer Literate; proficient in Excel and Access,

•	Five (5) years of sales and management experience in staffing field,

•	Good interpersonal, communication, and management skills.

Principle Duties:

•

Incumbent will be responsible for the day to day operation and management of all departments or units reporting to the Sale Department. This will also include analyzing and reviewing all sales activity with the CEO.

•	Will be responsible for keeping the CEO Informed as to the sales leads and prospects. Maintenance of a substantial sales funnel of prospects.

•	In order to support new initiatives, development, and sustained growth of MS, the NSD will participate in proposal development processes.

•

The continual growth and prosperity of MS, will result in the participation of the NSD in the development of short and long-term planning strategies in conjunction with senior management, and providing them with an understanding of the MS’ sales and new business outlook as well as analysis of the conditions that may affect or have an impact on the MS’ position. The plan will be developed into quantitative revenue, sales and new business goals. In carrying out this responsibility, the NSD will oversee the creation of sales plans based upon the long-term strategies developed by the CEO and the Executive Management Team. The NSD will keep the CEO aware of MS’ progress toward achieving sales and growth targets.

•	Employee will maintain a relationship with MS’ key clients in an effort to retain and enhance these relationships.

•	NSD will develop, produce, and distribute quarterly sales and new business reports showing MS’ progress towards established goals.

•	Employee will also participate in meetings with all levels of employees, senior managers, contractors, vendors, state, local, and government entities and the CEO.

•

Employee understands that all information concerning clients or Company business must be held in strict confidence and must never be discussed or conveyed to any person not authorized by the client or the Chief Executive Officer to have such information or material. I understand that a breach of this responsibility is grounds for immediate dismissal.

•	All and any verbal additions and/or deletions may be made at the discretion of your supervisor.

The terms of the employment agreement for Employee as NSD are as follows:

1)	The Employee shall be terminable subject to the terms outlined in paragraph 2.

2)	Employee is terminable at will.

3)	The Employee shall receive an annual salary of $180,000 and shall receive 20 days of comprehensive paid time off (includes vacation, sick and personal days) each year. The PTO days accrue on a monthly basis. Employee may “go in the hole” and utilize unearned PTO if approved by his/her supervisor. The comprehensive paid time off is pursuant to a “use or lose it” policy and such days does not carry over from year to year. The annual cut off date for Employee to use paid time off shall be the date of hire.

4)	The Employee shall be eligible to participate in the health and dental benefits program of MS. MS shall contribute 100% of the cost of the coverage for Employee’s entire family.

5)	Employee shall be eligible to participate in a bonus incentive program whereby the Employee may earn additional compensation if MS achieves certain annual profit and revenue targets. The bonus range will be between $0-$100,000 at the sole discretion of the CEO. The bonus shall be determined at the each one year anniversary of this agreement. The bonus shall be paid over and 8 week period with payments commencing within 15 days of the determination of the bonus.

6)	MS (“the Company”) anticipates potentially three liquidity scenarios. The three are a sale of substantially all the assets of the Company, a partial sale of the Company, or an initial public offering (“IPO”) of at least a portion of the Company’s stock. The following outlines a bonus structure for Employee upon the occurrence of each event. The employee must be an employee of MS at the time of either the filing of the IPO with the Securities and Exchange Commission or at the time initial contact is made with the potential purchaser of the Company in order to receive the bonus. The bonuses are not cumulative and Employee shall be entitled to only one of the following bonuses: Upon successful completion of an IPO of at least a portion of the Company’s stock, Employee shall be entitled to either, at the sole discretion of the Employer, $100,000 of the proceeds of the IPO in cash, or an equivalent value of the Company stock at the time of the offering with the agreement that Employee remains on staff for a period of at least 3 months following the IPO if the Company desires; Upon a partial sale of the assets of the Company, Employee shall be entitled to a cash payment of $100,000 with the agreement that Employee remains on staff for a period of 3 months following the sale if the Company desires; Upon a sale of substantially all the assets of the Company, Employee shall be entitled to a cash payment of 5% of the net purchase price up (Net purchase price will be calculated as Total Purchase Price less debt owed to Senior Debt Holder (currently Bridge Healthcare) and Shareholders/Members of MS.) to a maximum of $100,000 with the agreement that Employee remains on staff for a period of at least 3 months following the sale if the Company desires.

7)	MS will reimburse the Employee for all out-of-town travel, lodging, meals, and auto rental, based on MS travel policies. Employee shall receive a company owned cell phone and a monthly car allowance of $700.00.

8)	MS will reimburse Employee for all direct out-of-pocket expenses as a result of the business development, client relations, and recruitment activities including parking, tolls, and telephone usage. Direct expenses for client relations and entertainment must be pre-approved by your supervisor.

9)

During the term of the Agreement, Employee may be given access to sensitive or proprietary information involving MS trade secrets or marketing information, or trade secrets or marketing information of a prime contractor or subcontractors working with MS. Employee agrees to keep all such information/documents in strict confidence and take prudent measures to protect and secure information/documents. Employee further agrees that it will not solicit or interfere with any accounts, trade, employees or contractual arrangements of MS as it pertains to its services and will not compete with any of the accounts, trade, business patronage, employees or contractual arrangements of MS as it pertains to its services. Employee agrees that for a period of one (1) year following the termination of this Agreement, Employee will not compete with MS as a partner, owner, employee, or through any other means within 50 miles of any MS office.

10)	Employee agrees that the compensation under this Agreement is reasonable inducement to enter into the terms outlined in this Paragraph 8. Employee agrees that the cope is reasonable based on his role as an officer of MS. Employee agrees that the geographic scope of the restrictions outlined in Paragraph 8 are reasonable.

11)	If any of the terms of this Agreement conflict with the Employee Handbook, this Agreement is the governing document.

12)	Employee agrees that this Agreement constitutes the entire Agreement and that no other agreement exists between the parties, either oral or written, which are not included in this Agreement. The Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

My signature below indicates that I:

I.	Have had the opportunity to review this position description with my immediate supervisor.

II.	Have had the opportunity to ask all questions which I might have pertaining to this position description.

III.	Acknowledge and understand the duties and responsibilities of the position to which I have been assigned.

IV.	Have been provided with a copy of this position description for my personal reference.

Date: September 12, 2005

Employee		Mercer Staffing, Inc.

by:	/s/ Todd Warner	/s/ Michael Traina
Employee Name: Todd Warner		Michael Traina, CEO